UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*


                THE GREAT ATLANTIC AND PACIFIC TEA COMPANY, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    390064103
                                 --------------
                                 (CUSIP Number)

                                FEBRUARY 2, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

      [ ] Rule 13d-1(b)
      [x] Rule 13d-1(c)
      [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "FILED" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 2 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               Goodwood Inc.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                0
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         2,060,100 (see Item 4)
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           0
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               5.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               CO
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 3 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               1354037 Ontario Inc.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Ontario, Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                0
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         2,060,100 (see Item 4)
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           0
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               5.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               CO
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 4 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               Goodwood Fund
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                1,145,000 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           1,145,000 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               1,145,000 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               3.0%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IV
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 5 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               Arrow Goodwood Fund
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                700,500 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           700,500 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               700,500 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               1.8%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IV
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 6 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               Goodwood Capital Fund
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                99,300 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           99,300 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               99,300 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               0.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IV
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 7 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               The Goodwood Fund 2.0 Ltd.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Cayman Islands
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                 90,900 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                            90,900 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                90,900 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               0.2%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IV
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 8 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               KBSH Goodwood Canadian
               Long/Short Fund
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                24,400 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           24,400 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               24,400 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               0.1%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IV
--------- ----------------------------------------------------------------------

 -------------------                                         ------------------
|CUSIP No. 390064103|                  13G                  |Page 9 of 17 Pages|
 -------------------                                         ------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               Peter H. Puccetti
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                0
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         2,060,100 (see Item 4)
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           0
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               2,060,100 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               5.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IN
--------- ----------------------------------------------------------------------

 -------------------                                        -------------------
|CUSIP No. 390064103|                  13G                 |Page 10 of 17 Pages|
 -------------------                                        -------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               J. Cameron MacDonald
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                0
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         2,075,100 (see Item 4)
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           0
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                2,075,100 (see Item 4)
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               2,075,100 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               5.4%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               IN
--------- ----------------------------------------------------------------------

 -------------------                                        -------------------
|CUSIP No. 390064103|                  13G                 |Page 11 of 17 Pages|
 -------------------                                        -------------------

--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON           I.R.S. IDENTIFICATION NOS. OF ABOVE
                                             PERSONS (entities only):
               628088 BC Ltd.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)  [ ]
          (b)  [x]
--------- ----------------------------------------------------------------------
    3     SEC USE ONLY

--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION:
               British Columbia, Canada
--------------------------------- -------- -------------------------------------
                                     5     SOLE VOTING POWER
                                                15,000 (see Item 4)
            NUMBER OF             -------- -------------------------------------
              SHARES                 6     SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY             -------- -------------------------------------
               EACH                  7     SOLE DISPOSITIVE POWER
            REPORTING                           15,000 (see Item 4)
           PERSON WITH            -------- -------------------------------------
                                     8     SHARED DISPOSITIVE POWER
                                                0
--------- ----------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               15,000 (see Item 4)
--------- ----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
               N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
               0.1%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
               CO
--------- ----------------------------------------------------------------------

ITEM 1.

    (a) Name of Issuer:

        The Great Atlantic and Pacific Tea Company, Inc.

    (b) Address of Issuer's Principal Executive Offices:

        2 Paragon Drive, Montvale, New Jersey 07645


ITEM 2.

    (a) Name of Person Filing:

        This statement is being filed by (i) Goodwood Fund ("Fund") with respect to shares of common stock, $1.00 par value per share ("Shares"), of the Issuer beneficially owned by it; (ii) Arrow Goodwood Fund ("Arrow") with respect to Shares beneficially owned by it; (iii) Goodwood Capital Fund ("Capital Fund") with respect to Shares beneficially owned by it; (iv) The Goodwood Fund 2.0 Ltd. ("2.0") with respect to Shares beneficially owned by it; (v) KBSH Goodwood Canadian Long/Short Fund ("KBSH") with respect to Shares beneficially owned by it; (vi) Goodwood Inc. ("Goodwood") with respect to Shares beneficially owned by Fund, Arrow, Capital Fund, 2.0 and KBSH; (vii) 1354037 Ontario Inc. ("Ontario") with respect to Shares beneficially owned by Goodwood; (viii) Peter H. Puccetti ("Puccetti") with respect to Shares beneficially owned by Ontario; (ix) 620088 BC Limited ("BC") with respect to shares beneficially owned by it and (x) J. Cameron MacDonald ("MacDonald") with respect to Shares beneficially owned by Ontario and BC. Each of Goodwood, Ontario, Puccetti and MacDonald disclaims beneficial ownership of the securities covered by this statement.

    (b) Address of Principal Business Office or, if none, Residence:

        The principal business address of Fund, Capital Fund, Arrow, 2.0, KBSH, Goodwood, Ontario, Puccetti, BC and MacDonald is 212 King Street West, Suite 201, Toronto, Canada M5H 1K5.

    (c) Citizenship:

        Each of Fund, Arrow, Capital Fund and KBSH is a Canadian mutual fund trust and 2.0 is a Cayman Islands limited liability company. Each of Puccetti and MacDonald is a Canadian citizen. BC is a British Columbia corporation. Each of Ontario and Goodwood is an Ontario corporation.

    (d) Title of Class of Securities:

        Common Stock, $1.00 par value per share.

    (e) CUSIP Number:

        390064103


ITEM 3.

        Not Applicable.

ITEM 4. OWNERSHIP

        The percentages used herein are calculated based upon the 38,625,019 Shares issued and outstanding as of January 6, 2005, as reported on the Issuer's Quarterly Report on Form 10-Q with respect to the quarter ended December 4, 2004, as filed with the Securities and Exchange Commission.

        As of the close of business on February 2, 2005:

        1. Goodwood Inc.
            (a) Amount beneficially owned: 2,060,100
            (b) Percent of class: 5.3%
            (c)(i)  Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 2,060,100
               (iii)Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 2,060,100

        2. 1354037 Ontario Inc.
            (a) Amount beneficially owned: 2,060,100
            (b) Percent of class: 5.3%
            (c)(i)  Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 2,060,100
               (iii)Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 2,060,100

        3. Goodwood Fund
            (a) Amount beneficially owned: 1,145,000
            (b) Percent of class: 3.0%
            (c)(i)  Sole power to vote or direct the vote: 1,145,000
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition: 1,145,000
               (iv) Shared power to dispose or direct the disposition: 0

        4. Arrow Goodwood Fund
            (a) Amount beneficially owned: 700,500
            (b) Percent of class: 1.8%
            (c)(i)  Sole power to vote or direct the vote: 700,500
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition: 700,500
               (iv) Shared power to dispose or direct the disposition: 0

        5. Goodwood Capital Fund
            (a) Amount beneficially owned: 99,300
            (b) Percent of class: 0.3%
            (c)(i)  Sole power to vote or direct the vote: 99,300
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition: 99,3000
               (iv) Shared power to dispose or direct the disposition: 0

        6. The Goodwood Fund 2.0 Ltd.
            (a) Amount beneficially owned:  90,900
            (b) Percent of class: 0.2%
            (c)(i)  Sole power to vote or direct the vote:  90,900
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition:  90,900
               (iv) Shared power to dispose or direct the disposition: 0

        7. KBSH Goodwood Canadian Long/Short Fund
            (a) Amount beneficially owned: 24,400
            (b) Percent of class: 0.1%
            (c)(i)  Sole power to vote or direct the vote: 24,400
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition: 24,400
               (iv) Shared power to dispose or direct the disposition: 0

        8. Peter H. Puccetti
            (a) Amount beneficially owned: 2,060,100
            (b) Percent of class: 5.3%
            (c)(i)  Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 2,060,100
               (iii)Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 2,060,100

        9. J. Cameron MacDonald
            (a) Amount beneficially owned: 2,075,100
            (b) Percent of class: 5.4%
            (c)(i)  Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 2,075,100
               (iii)Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 2,075,100

       10. 620088 BC Limited
            (a) Amount beneficially owned: 15,000
            (b) Percent of class: 0.1%
            (c)(i)  Sole power to vote or direct the vote: 15,000
               (ii) Shared power to vote or direct the vote: 0
               (iii)Sole power to dispose or direct the disposition: 15,000
               (iv) Shared power to dispose or direct the disposition: 0


ITEM 5. OWNERSHIP FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
        |_|.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

        Not Applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable


ITEM 10.CERTIFICATION

        By signing below the signatory certifies that, to be best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2005


GOODWOOD INC.

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person


1354037 ONTARIO INC.

By:    /s/ J. CAMERON MACDONALD
       ------------------------
Name:  J. Cameron Macdonald
Title: Authorized Person


GOODWOOD FUND

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person


ARROW GOODWOOD FUND

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person


GOODWOOD CAPITAL FUND

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person


THE GOODWOOD FUND 2.0 LTD.

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person

KBSH GOODWOOD CANADIAN LONG/SHORT FUND

By:    /s/ PETER H. PUCCETTI
       ------------------------
Name:  Peter H. Puccetti
Title: Authorized Person


PETER H. PUCCETTI

/s/ PETER H. PUCCETTI
------------------------


J. CAMERON MACDONALD

/s/ J. CAMERON MACDONALD
------------------------


628088 BC LTD.

By:    /s/ J. CAMERON MACDONALD
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Name:  Cameron Macdonald
Title: Authorized Person